UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  July 25, 2017
First Busey Corporation
 (Exact name of registrant as specified in charter)
Nevada	0-15950	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 W. University Ave.
Champaign, Illinois  61820
 (Address of principal executive offices) (Zip code)
(217) 365-4544
 (Registrant's telephone number, including area code)
N/A
 (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b– 2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Offers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 25, 2017, on the recommendation of its Nominating and Corporate Governance Committee, the board of directors (the "Board") of First Busey Corporation (the "Company") increased the number of directors constituting the full Board from thirteen to fourteen and appointed George Barr as a director to fill the resultant vacancy, with such appointment effective immediately.  Mr. Barr's initial term will expire at the Company's 2018 annual meeting of stockholders.  As a previous director and chairman of First Community Financial Partners for eleven years and a director of its subsidiary, First Community Financial Bank, for four years, Mr. Barr has acquired a comprehenisve working knowledge of numerous facets of the financial industry.  First Community Financial Partners ("First Community") was acquired by the Company on July 2, 2017.  The Company issued a press release announcing Mr. Barr's appointment, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Mr. Barr does not have a direct or indirect material interest in any transaction with the Company, Busey Bank or First Community Financial Bank, the Company's wholly-owned subsidiaries, required to be disclosed pursuant to Item 404(a) of Regulation S-K.  In connection with the Company's agreement with First Community, the Company agreed to appoint a director of First Community to the Board.  Other than that, there is no arrangement or understanding between Mr. Barr and any other person pursuant to which Mr. Barr was selected as a director.

As with each of the Company's other non-employee directors, Mr. Barr will be entitled to receive a base retainer of $30,000 per year, as well as a grant of restricted stock units.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 28, 2017	First Busey Corporation
By:       /s/ Robin N. Elliott
Name:  Robin N. Elliott
Title:    Chief Operating Officer and Chief Financial Officer